Exhibit 99.1

DSP Group, Inc. Reports Second Quarter 2004 Earnings

Revenue and diluted EPS for Q2 increased 14% and 58%, YoY, respectively

SANTA CLARA, Calif., July 19, 2004—DSP Group, Inc. (NASDAQ: DSPG) today announced its results for the quarter ended June 30, 2004.

Revenues for the second quarter of 2004 were $44,016,000, an increase of 14% from revenues of $38,550,000 for the second quarter of 2003. Net income for the second quarter of 2004 increased 71% to $9,371,000, as compared to $5,487,000 for the second quarter of 2003. Diluted earnings per share (EPS) for the second quarter of 2004 increased 58% to $0.30, as compared to $0.19 for the second quarter of 2003.

Results for the second quarter of 2004 included a capital gain of $7,671,000 resulting from the sale of 801,000 shares of AudioCodes Ltd. and a one-time goodwill impairment charge of $4,304,000 arising from the GAAP required reevaluation of the remaining goodwill from the acquisition of VoicePump Inc. in March 2000. The capital gain is included under “Other Income (expense)” in the Company’s statements of income and the goodwill impairment is included in the Company’s operating expenses. Following the aforementioned sale of AudioCodes shares, DSP Group continues to hold approximately 1.65 million shares AudioCodes stock. Results for the second quarter of 2003 included a one-time write-off in the amount of $2,727,000 for in-process research and development related to the Teleman Multimedia Inc. acquisition in May 2003 and a capital gain of $241,000 from the sale of Tower Semiconductor Ltd. stock.

Pro-forma net income for the second quarter of 2004, excluding the effects of the capital gain and related taxes of $3,068,000 as well as the impairment of goodwill, increased by 18% to $9,072,000 from $7,701,000 in the second quarter of 2003 (excluding one time net capital gain and write-off of in-process research and development). Pro-forma diluted earnings per share (EPS) increased by 12% to $0.29 in the second quarter of 2004 from $ 0.26 in the second quarter of 2003.

The Company believes that this pro forma presentation of net income and diluted EPS is useful to investors in comparing results for the quarter ended June 30, 2004 to the same period during 2003, because it excludes items that management does not consider meaningful for purposes of analyzing the Company’s operating results and making budget-planning decisions.

Eli Ayalon, Chairman and CEO of DSP Group, stated: “We are very pleased to report another good quarter for DSP Group, in which we continued to grow our revenues and EPS as compared to the same period in 2003. We also advanced in our major R&D projects and in forming up our strategies towards future business expansion”.

Moshe Zelnik, CFO of DSP Group said: “In the first weeks of July 2004 we repurchased 210,000 shares of our common stock for a total amount of $4,920,000 at an average price of $23.43 per share. During the year ended December 31, 2003, we repurchased 746,000 shares of our common stock for a total amount of $16,157,000 at an average price of $21.66 per share. As of June 30, 2004, our cash position, consisting of cash, cash equivalents and marketable securities, reached a level of approximately $321.5 million”.

About DSP Group

DSP Group, Inc. is a fabless semiconductor company, offering complex Integrated Circuit (IC) solutions. DSP Group is a world leader in the short-range wireless communication market, enabling home networking convergence for voice, video & data. By combining its in-house technologies of Digital Signal Processors, portfolio of wireless communication protocols, including DECT and Bluetooth, most advanced Radio Frequency CMOS and SiGe, as well as VoIP ICs, DSP Group is a world leader and a one-stop-shop for a wide range of applications. These applications include: ISM band digital 900MHz, 2.4GHz and 5.8GHz telephony; European DECT (1.9GHz) telephony; and Bluetooth systems for voice, data and video communication, which are employed in residential, SOHO, SME, enterprise and automotive applications. DSP Group’s ICs provide solutions for MP3 players, VoIP phones, gateways, and Integrated Access Devices (IADs) and are widely used in Digital Voice Recorders (DVRs). More information about DSP Group is available at www.dspg.com.

Earnings conference call

DSP Group has scheduled a conference call for 5:00 p.m. EDT today to discuss the financial results for the second quarter of 2004 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to: http://ir.dspg.com./phoenix.zhtml?c=101665&p=irol-calendar

If you cannot join the call, please listen to the replay, which will be available for approximately two weeks after the call on DSP Group’s Web site or by calling the following numbers:

—US Dial-In # 1-888-286-8010 (passcode: 87994209)

—International Dial-In # 617-801-6888 (passcode: 87994209)

For more information, please contact Yaniv Arieli, President of US Operations, Investor Relations, DSP Group Inc. at (408) 986-4423; or e-mail: yarieli@dspg.com

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME – US GAAP

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Product revenues and other	$44,016	$38,550	$82,724	$67,561
Cost of product revenues and other	22,918	21,206	42,776	37,983

Gross profit	21,098	17,344	39,948	29,578

Operating expenses:
Research and development	7,310	5,578	14,864	10,698
Sales and marketing	3,282	2,871	6,085	5,187
General and administrative	1,734	1,526	3,540	3,107
Impairment of goodwill	4,304	—	4,304	—
In-process research & development write-off	—	2,727	—	2,727

Total operating expenses	16,630	12,702	28,793	21,719

Operating income	4,468	4,642	11,155	7,859
Other income :
Interest and other income, net	2,159	1,909	4,284	3,833
Capital gains	7,671	241	28,988	241

Income before provision for income taxes	14,298	6,792	44,427	11,933
Provision for income taxes	4,927	1,305	14,942	2,179

Net income	$9,371	$5,487	$29,485	$9,754

Net earnings per share:
Basic	$0.32	$0.20	$1.02	$0.36
Diluted	$0.30	$0.19	$0.96	$0.34

Weighted average number of shares of Common Stock used in the computation of:
Basic	29,159	27,541	28,963	27,432
Diluted	30,957	29,459	30,827	28,944

DSP GROUP, INC.

CONSOLIDATED PRO-FORMA STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Product revenues and other	$44,016	$38,550	$82,724	$67,561
Cost of product revenues and other	22,918	21,206	42,776	37,983

Gross profit	21,098	17,344	39,948	29,578
Operating expenses:
Research and development	7,310	5,578	14,864	10,698
Sales and marketing	3,282	2,871	6,085	5,187
General and administrative	1,734	1,526	3,540	3,107

Total operating expenses	12,326	9,975	24,489	18,992

Operating income	8,772	7,369	15,459	10,586
Other income :
Interest and other income, net	2,159	1,909	4,284	3,833

Income after financial and other income	10,931	9,278	19,743	14,419

Provision for income taxes	1,859	1,577	3,357	2,451

Net income	$9,072	$7,701	$16,386	$11,968

Net earnings per:
Basic	$0.31	$0.28	$0.57	$0.44
Diluted	$0.29	$0.26	$0.53	$0.41

Weighted average number of shares of Common Stock used in computing of:
Basic	29,159	27,541	28,963	27,432
Diluted	30,957	29,459	30,827	28,944

The above pro forma consolidated statements of income have been adjusted to exclude following items to US GAAP reported net income:

Reported net income per US GAAP Adjustments:	$9,371	$5,487	$29,485	$9,754
Impairment of goodwill	4,304	—	4,304	—
In-process research & development write-off	—	2,727	—	2,727
Capital gains	(7,671)	(241)	(28,988)	(241)
Tax expenses (benefit)	3,068	(272)	11,585	(272)

Pro forma net income	$9,072	$7,701	$16,386	$11,968

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$41,614	$36,812
Marketable securities and cash deposit	39,820	42,490
Trade receivables, net	20,303	15,844
Inventories	10,134	8,466
Other accounts receivable	10,601	1,462
Deferred income taxes	1,326	1,326

Total current assets	123,798	106,400

Property and equipment, net	6,908	7,108
Long term marketable securities	240,112	197,071
Investment in equity securities of traded companies	19,714	47,138
Severance pay fund	2,846	2,360
Long term pre-paid expenses and lease deposits	549	513
Goodwill	1,500	5,804
Other intangible assets	1,770	2,076

Total assets	$397,197	$368,470

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payable	$13,447	$11,221
Other current liabilities	41,116	34,292

Total current liabilities	54,563	45,513
Long term liabilities:
Accrued severance pay	2,959	2,555
Long term liability	—	1,429
Deferred income taxes	6,590	14,592

Total long term liabilities	9,549	18,576

Stockholders’ equity:
Common Stock	29	29
Additional paid-in capital	186,359	174,700
Accumulated other comprehensive income	9,981	23,045
Retained earnings	136,716	107,799
Less – Cost of treasury stock	—	(1,192)

Total stockholders’ equity	333,085	304,381

Total liabilities and stockholders’ equity	$397,197	$368,470